                                    EXHIBIT A

                             JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k) under the Securities Exchange Act of 1934, the undersigned persons hereby agree and consent to the joint filing on their behalf of the attached Schedule 13G in connection with any beneficial ownership they may have with respect to the securities that are the subject of such Schedule.

IN WITNESS WHEREOF, the undersigned hereby execute this Agreement on February 12, 2007.

NUVEEN ASSET MANAGEMENT


By: /s/ Jessica R. Droeger
    ---------------------------------
Names: Jessica R. Droeger
Title: Vice President


NUVEEN REAL ESTATE INCOME FUND


By: /s/ Gifford R. Zimmerman
    ---------------------------------
Name: Gifford R. Zimmerman
Title: Chief Administrative Officer